Exhibit 99.1

A Message from the CEO: FiscalNote’s Next Phase of Growth

The way people consume and act on information is changing fast. For any company that’s ready, this is opening up entirely new opportunities for how insight is created, shared, and used.

FiscalNote enters this next phase with a unique set of assets. We already work with thousands of policy professionals and organizations whose decisions shape real-world outcomes, supported by proprietary data, deep domain expertise, and a long track record of operating in high-stakes environments where accuracy and credibility matter. That foundation puts us in a strong position to expand into new markets and new modes of delivery well suited to the changing dynamics.

Our entry into prediction markets, which we announced last week, is a natural next use of our capabilities. Prediction markets are no longer a niche. Billions of dollars are already flowing through them every month, and as attention around political and policy outcomes intensifies, they are emerging as one of the most important new information markets to develop in years. With our assets and expertise, we can expand political prediction markets beyond headline events and also raise the bar for market quality, credibility, and trust. Market integrity is driven by transparency, strong governance, and responsible market design, something we’re uniquely positioned to do from day one.

At the same time, we’re also expanding how our insights are consumed beyond any single platform. We already deliver data and analysis to live customer workflows through APIs across multiple formats and integrations, and we’re extending those capabilities to support consumption by AI agents and additional experiences. As AI-driven workflows proliferate, the limiting factor is no longer generating answers; it’s ensuring that those answers are grounded in authoritative, well-governed data and expertise. That’s what will allow AI systems to be used responsibly in environments where decisions have real consequences. This positions us as the essential source of truth for organizations that rely on our proprietary mix of data and analysis to support mission-critical decisions, including those increasingly informed or executed through automated and AI-driven systems.

Through it all, PolicyNote remains an important part of our portfolio, providing a modern, AI-forward platform for customers who want a holistic experience alongside APIs, integrations, and other delivery models. We’ve made meaningful progress with the transition to the PolicyNote platform and are focused on materially improving efficiency in our operations, including by expanding our use of advancing AI capabilities, as we work to move beyond Adjusted EBITDA profitability toward consistent positive free cash flow.

We’re not standing still, and we’re not chasing trends. We’re building for what comes next.

Josh Resnik

CEO

FiscalNote will host a live discussion on Wednesday, February 18, 2026 at 11:00 am ET to discuss the opportunities in prediction markets and our approach in this area. Additional information and registration are available here: https://fiscalnote.com/events/political-prediction-markets